Exhibit 10.1

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (“First Amendment”) is made as of this 11th day of August, 2008, by and among RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., a New York corporation (“RBS”), with an office at 71 South Wacker Drive, Suite 2800, Chicago, Illinois 60606, individually as a Lender and as Agent (“Agent”) for itself and any other financial institution which is or becomes a party to the Loan Agreement referred to below (each such financial institution, including RBS, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), the LENDERS and REWARDS NETWORK, INC., a Delaware corporation (“RNI”), with its chief executive office and principal place of business at Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606 and each domestic subsidiary of RNI signatory hereto (RNI and each such subsidiary are sometimes hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”).

WHEREAS, Agent, Lenders and Borrowers and RNI entered into a certain Loan and Security Agreement dated November 6, 2007, by and among Borrowers, Lenders and Agent (said Loan and Security Agreement, as amended from time to time, is hereinafter referred to as the “Loan Agreement”); and

WHEREAS, Borrowers, Agent and Lenders desire to amend certain provisions of the Loan Agreement pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made by Agent and Lenders to Borrower, the parties hereto agree as follows:

1. Definitions. All capitalized terms used herein without definition shall have the meanings contained in the Loan Agreement.

2. Additional and Amended Definitions. The following definitions of “Acquisition,” “Book Value of Eligible Dining Credits (or Dining Credits),” “First Amendment,” “Net Amount of Eligible Dining Credits (or Dining Credits),” “Net Orderly Liquidation Value,” “Permitted Acquisition,” “Retail Amount of Eligible Dining Credits (or Dining Credits”) and “Total Consideration” are hereby inserted into Exhibit A to the Loan Agreement. The definitions of “Applicable Margin,” “Borrowing Base,” “Revolving Credit Maximum Amount” and “Total Credit Facility” are hereby deleted from Exhibit A to the Loan Agreement and the following are restated in their stead:

“Acquisition – the acquisition by a Person, in a single transaction or in a series of related transactions, of (i) all or any substantial portion of the Property of another Person, (ii) all or a portion of a division or operating group of another Person, or (iii) all or a portion of the Securities of another Person, in each case whether or not involving a merger or consolidation with such other Person or whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

* * *

Applicable Margin – with respect to Prime Rate Revolving Loans: one-half percent ( 1/2%) and with respect to LIBOR Revolving Loans: three percent (3.00%).

* * *

Book Value of Eligible Dining Credits (or Dining Credits) – the value of Eligible Dining Credits (or Dining Credits) as reflected on Borrowers’ books and records in accordance with GAAP.

* * *

Borrowing Base – as at any date of determination thereof, an amount equal to the lesser of:

(i) the Revolving Credit Maximum Amount; and

(ii) an amount (the “Collateral Borrowing Base”) equal to the sum of

(a) 85% of the net amount of Eligible Accounts (other than Eligible Dining Credits and Eligible RCR Loans) outstanding at such date; plus

(b) the lesser of (x) 50% of the Net Amount of Eligible Dining Credits and (y) 85% the Net Orderly Liquidation Value of Dining Credits outstanding at such time.

The limitations set forth in the immediately preceding sentence and each of the advance rates set forth above may be adjusted downward by Agent, as Agent shall deem necessary or appropriate in Agent’s Judgment. For purposes hereof (including the financial covenants contained in Exhibit 8.3), (x) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (y) the “Net Amount of Eligible Dining Credits (or Dining Credits)” shall be the Book Value of such Eligible Dining Credits or Dining Credits less any reserve established by a Borrower with respect to such Eligible Dining Credits or Dining Credits as reflected on Borrowers’ financial statements in accordance with GAAP and Borrowers’ historical practice. Further, Borrowers acknowledge that the Net Amount of Eligible Dining Credits shall be computed after netting out unfunded advances owed to Dining Credit Account Debtors under applicable Dining Contracts.

* * *

First Amendment – that certain First Amendment to Loan and Security Agreement dated as of August 11, 2008 by and among Borrowers, Agent and Lenders.

* * *

Net Amount of Eligible Dining Credits (or Dining Credits) – as defined in the definition of Borrowing Base.

* * *

Net Orderly Liquidation Value – means, with respect to Borrower’s Dining Credits, the net orderly liquidation value of such assets determined in accordance with the methodology used in that certain appraisal of such assets by Blackman Kallick dated on or about July 31, 2008.

* * *

Permitted Acquisition – an Acquisition by any Borrower or any Subsidiary, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same line of business as Borrowers and their Subsidiaries were engaged in on the Closing Date or in similar or complementary businesses providing services to the restaurant and hospitality industry, (ii) Agent shall have received not less than thirty (30) days prior notice of such Acquisition, which notice shall contain a summary, in reasonable detail, of the acquisition terms and conditions, including price, and Borrowers’ projections prepared in connection with such Acquisition, (iii) at or prior to the closing of such Permitted Acquisition, Agent shall be granted a first priority perfected Lien (subject to Permitted Liens) in the assets and capital stock or other equity interests of such acquisition target or Subsidiary and such acquisition target or Subsidiary shall join this Agreement and the other Loan Documents pursuant to the terms of subsection 8.1.8; (iv) in the case of an Acquisition of the Securities of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (v) Borrower Representative shall have delivered to Agent a pro forma compliance certificate demonstrating that, upon giving effect to such Acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Exhibit 8.3 as of the most recent calendar month for which the Borrowers have delivered financial statements pursuant to subsection 8.1.3(ii) and no other Default or Event of Default exists or would be caused by such Acquisition, (vi) the representations and warranties made by Borrowers in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto and after giving effect to any amendments to the Exhibits to the Agreement provided by Borrowers to Agent in connection with such Acquisition and in accordance with Section 7.2) except to the extent such representations and warranties expressly relate to an earlier date, (vii) if such transaction involves the purchase of an interest in a partnership between any Borrower (or a Subsidiary of any Borrower) as a general partner and entities unaffiliated with such Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly owned by such Borrower newly formed for the sole purpose of effecting such transaction, (viii) the Total Consideration paid by any Borrower or any Subsidiary for any Acquisition (or any series of related Acquisitions) shall not exceed

$3,000,000, (ix) the Total Consideration paid by Borrowers and their Subsidiaries for all Acquisitions occurring in any consecutive twelve (12) month period shall not exceed $5,000,000 and in the aggregate prior to the last day of the Term shall not exceed $9,000,000, (x) the business and assets acquired by a Borrower or any Subsidiary, or in the case of a joint venture, formed, in such Acquisition shall be free and clear of all Liens (other than Permitted Liens), and (xi) (a) for each of the thirty (30) days prior to the consummation of the Acquisition, calculated to give effect to such Acquisition and the payment of the Total Consideration, Availability on each such day shall equal or exceed $15,000,000, and (b) immediately following the consummation of the Acquisition, after giving effect to such Acquisition and the payment of the Total Consideration, Availability shall equal or exceed $15,000,000.

* * *

Retail Amount of Eligible Dining Credits (or Dining Credits) – the aggregate amounts due under outstanding Dining Contracts.

* * *

Revolving Credit Maximum Amount – Twenty-Five Million Dollars ($25,000,000), as such amount may be increased from time to time pursuant to the Agreement.

* * *

Total Consideration – means, with respect to any Acquisition, all cash and non-cash consideration, including the amount of Indebtedness assumed by the buyer and the amount of Indebtedness evidenced by notes issued by the buyer to the seller, the maximum amount payable during the Term in connection with any deferred purchase price obligation (including any earn-out obligation) and the value of any Securities of any Borrower or any Subsidiary issued to the seller in connection with such Acquisition.

* * *

Total Credit Facility – Twenty-Five Million Dollars ($25,000,000), as such amount may be increased from time to time pursuant to the Agreement.”

3. Total Credit Facility. The first paragraph of Section 1 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“SECTION 1. CREDIT FACILITY.

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a credit facility of up to the Total Credit Facility available upon Borrowers’ request therefor, as follows:”

4. Use of Proceeds. Subsection 1.1.3 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“1.1.3 Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) Borrowers’ general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws, (ii) to make Distributions or prepayments or repurchases of Convertible Debentures as provided in subsections 8.2.6 and 8.2.7, (iii) to fund Permitted Acquisitions and (iv) other purposes permitted under this Agreement.”

5. Unused Line Fee. Section 2.5 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“2.5 Unused Line Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the “Unused Line Fee”) equal to 0.25% per annum for periods prior to August 11, 2008 and 0.375% per annum thereafter multiplied by the average daily amount by which the Revolving Credit Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans plus (ii) the LC Amount. The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter.”

6. Audit Fees. Section 2.7 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“2.7 Audit Fees. Borrowers shall pay to Agent audit fees in accordance with Agent’s current schedule of fees in effect from time to time in connection with audits of the books and records and Properties of Borrowers and their Subsidiaries and such other matters as Agent shall deem appropriate in its reasonable credit judgment, plus all reasonable out-of-pocket expenses incurred by Agent in connection with such audits; provided that so long as no Event of Default has occurred and is continuing, Borrowers shall not be liable for such audit fees incurred in connection with more than three (3) such audits during any fiscal year, whether such audits are conducted by employees of Agent or by third parties hired by Agent. Such audit fees and out-of-pocket expenses shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrowers upon demand therefor by Agent from time to time. Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrowers and charging Borrowers’ Loan Account therefor.”

7. Collateral Protection Expenses; Appraisals. Section 2.10 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“2.10 Collateral Protection Expenses; Appraisals. All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge

Borrowers therefor; provided that the foregoing shall not prevent Borrowers from contesting any such item in good faith and by appropriate proceedings, so long as any such contest does not materially affect Agent’s Lien on the applicable Collateral. Additionally, from time to time, Agent may, at Borrowers’ expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value or orderly liquidation value of the Dining Credits; provided that so long as no Event of Default has occurred and is continuing, Borrowers shall not be liable for fees and expenses incurred in connection with more than two (2) appraisals during any fiscal year. Any such appraisal shall be conducted using the same methodology as used in the appraisal of Dining Credit conducted by Agent (or its agents) prior to the Closing Date.”

8. Incremental Extensions of Credit. The following is inserted into the Loan Agreement as Section 2.13:

“2.13 Incremental Extensions of Credit. Subject to the terms and conditions set forth herein after the Closing Date, Borrowers may at any time and from time to time, request, upon twenty (20) days’ written notice to Agent, to add additional Revolving Loan Commitments hereunder (the “Incremental Revolving Loan Commitments”) in minimum principal amounts of Five Million Dollars ($5,000,000) up to a maximum aggregate amount of Fifteen Million Dollars ($15,000,000) so long as immediately prior to, and after giving effect to, any Incremental Revolving Loan Commitments, no Default or Event of Default has occurred and is continuing of shall result therefrom. Any additional bank, financial institution, existing Lender or other Person that elects to extend commitments to provide Incremental Revolving Loan Commitments shall be approved by Borrowers and Agent which approval shall not be unreasonably withheld or delayed (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and shall become a Lender under this Agreement, pursuant to an amendment or joinder agreement (an “Incremental Facility Joinder”) to this Agreement in form and substance reasonably satisfactory to the Agent and Borrowers, giving effect to the modifications permitted by this Section 2.13, and, as appropriate, the other Loan Documents, executed by Borrowers, each Additional Lender, if any, and Agent. In the event that Additional Lenders offer to provide Incremental Revolving Loan Commitments in excess of the amount requested by Borrowers or permitted hereunder, the applicable Incremental Revolving Loan Commitments shall be allocated among the Additional Lenders pursuant to Borrower Representative’s and Agent’s mutual agreement. It is understood and agreed that no Lender shall have an obligation to provide the Incremental Revolving Loan Commitments. An Incremental Facility Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of Agent, to effect the provisions of this Section 2.13. The effectiveness of any Incremental Facility Joinder shall be subject to the receipt on the date thereof (each, an “Incremental Facility Closing Date”) by Agent of applicable Revolving Notes and a schedule certified by Borrower Representative’s chief financial officer in form and substance reasonably satisfactory to Agent detailing the terms and conditions of the Revolving Loan Commitment Increase, including, without limitation, all fees, points, interest and other amounts paid or to be paid to Additional Lenders.”

9. Term. Section 4.1 and subsection 4.2.1 of the Loan Agreement are hereby deleted and the following is inserted in their stead:

“SECTION 4. TERM AND TERMINATION

4.1 Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period through and including August 11, 2011 (the “Term”), unless terminated as provided in Section 4.2 hereof.

4.2 Termination.

4.2.1 Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuation of an Event of Default.”

10. Maintenance of Dominion Account. Subsection 6.2.4 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“6.2.4 Maintenance of Dominion Account. Commencing with the date which is the earlier of 120 days after the Closing Date or the date on which Borrowers request a Revolving Credit Loan or the issuance of a Letter of Credit, Borrowers shall maintain Dominion Accounts at Bank (or such other lockbox servicer reasonably acceptable to Agent) pursuant to lockbox or other arrangements reasonably acceptable to Agent. Borrowers shall enter into an agreement (in form and substance satisfactory to Agent) from Bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of Bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank, Agent may, during any Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank. Neither Agent nor Lenders assume any responsibility to Borrowers for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank. If Borrowers are not in compliance with this subsection 6.2.4 of the Agreement, Borrowers shall not be permitted to request a Revolving Credit Loan and no Lender shall be required to make any Revolving Credit Loan.”

11. Certain Deleted Sections. Subsection 7.1.8(c) of the Loan Agreement are hereby deleted in their entirety.

12. Solvency. Subsection 7.1.12 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“7.1.12 Solvent Financial Condition. Each Borrower and each of its Subsidiaries, is now and, after giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guaranties to be issued hereunder, all related transactions and the reimbursement provisions of Section 12.18, will be solvent.”

13. Compliance Certificate. Exhibit 8.1.3 to the Loan Agreement is hereby deleted and Exhibit 8.1.3 attached to this First Amendment is inserted in its stead.

14. Permitted Acquisitions. Subsection 8.2.1 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“8.2.1 Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; nor, except upon thirty (30) days’ notice to Agent, change its or any of its Subsidiaries’ state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor except upon thirty (30) days’ notice to Agent change its or any of its Subsidiaries’ legal name; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:

(i) mergers of any Subsidiary of a Borrower into another Borrower or another wholly-owned Subsidiary of a Borrower;

(ii) acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures permitted under subsection 8.2.8; and

(iii) Permitted Acquisitions.”

15. Loans. Subsection 8.2.2 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“8.2.2 Loans. Make, or permit any Subsidiary of any Borrower to make, any loans or other advances of money to any Person, other than (i) for salary, travel advances, advances against commissions and other similar advances to employees in the ordinary course of business, (ii) extensions of trade credit in the ordinary course of business consistent with past practice, (iii) deposits with financial institutions permitted under this Agreement, (iv) prepaid expenses, (v) RCR Loans and loans and advances made pursuant to Dining Contracts and (vi) unsecured intercompany loans from one Borrower or a Canadian Subsidiary to another Borrower or to any Canadian Subsidiary; provided that the aggregate amount of all such intercompany loans outstanding at one time shall not exceed $500,000.”

16. Payments and Amendments of Certain Debt. Subsection 8.2.6 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“8.2.6 Payments and Amendments of Certain Debt.

(i) make or permit any Subsidiary of any Borrower to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof;

(ii) amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt or, except in connection with a Permitted Refinancing, the Convertible Debentures; and

(iii) except as provided below, make of permit any Subsidiary of any Borrower to make any prepayment of interest or principal on Convertible Debentures or to repurchase or otherwise prepay any of the Convertible Debentures.

The foregoing notwithstanding, Borrowers may (x) repurchase or repay all or a portion of the Convertible Debentures so long as after giving effect thereto: (i) no Default or Event of Default exists and is continuing; and (ii) the aggregate amount of repurchases or repayments of the Convertible Debentures made with the proceeds of Revolving Credit Loans does not exceed $15,000,000 during the Term; and (y) make a Distribution in the form of open market repurchases of Borrower Representative’s publicly traded common stock so long as after giving effect to any such Distribution: (i) the aggregate amount of all such Distributions made with the proceeds of Revolving Credit Loans does not exceed $10,000,000 during the Term; and (ii) if any Revolving Credit Loan or Letter of Credit is outstanding (A) the Fixed Charge Coverage Ratio for the most recently ended Testing Period computed on a pro forma basis assuming that such Distribution was made within such Testing Period would exceed 1.10 to 1; (B) no Default or Event of Default has occurred and is continuing; and (C) Availability on an average pro forma basis for the 30 days immediately prior to any such Distribution and immediately after such Distribution shall equal or exceed $15,000,000. As used herein, Testing Period means the twelve month period ending the last day of the most recently ended month within the Term for which financial statements have been provided.”

17. Subsidiaries and Joint Ventures. Subsection 8.2.12 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“8.2.12 Subsidiaries and Joint Ventures. Except in connection with a Permitted Acquisition, create, acquire or otherwise suffer to exist, or permit any Subsidiary of any Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement not in existence as of the date hereof.”

18. Financial Covenants. Exhibit 8.3 to the Loan Agreement is hereby deleted and Exhibit 8.3 attached to this First Amendment is inserted in its stead.

19. Cash Deposit. Section 9.7 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

“9.7 Cash Deposit. Borrowers covenant to maintain at least $15,000,000 on deposit at Bank until such time as Borrowers have established blocked accounts and disbursement accounts with Bank and are utilizing Bank for its other cash management and/or treasury services. For clarification, Borrowers may use such amounts on deposit at Bank for general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws and to make prepayments or repurchases of Convertible Debentures.”

20. Conditions Precedent. This First Amendment shall become effective upon satisfaction of each of the following conditions precedent:

(a) Agent shall have received each of the following documents, each in form and substance reasonably acceptable to Agent:

(i) Copy of this First Amendment, duly executed by Borrowers, Agent and each Lender; and

(ii) An Amended and Restated Fee Letter;

(iii) Copies of resolutions of the Board of Directors (or equivalent) of each Borrower authorizing this First Amendment certified as true and correct by the Secretary of each Borrower; and

(iv) A solvency certificate executed by RNI’s chief financial officer.

(b) Agent shall satisfactorily conclude its credit evaluation and due diligence and shall have completed its field exam of the Collateral and appraisals of Dining Credits.

(c) After giving effect to the transactions contemplated by this First Amendment, Borrowers shall be in pro forma compliance with the financial covenants contained in Exhibit 8.3 attached to this First Amendment and no other Default or Event of Default shall have occurred and be continuing.

(d) No Material Adverse Effect shall have occurred since June 30, 2008, including, without limitation, the absence of any actions, suits, proceedings or investigations that could reasonably be expected to have a Material Adverse Effect.

21. Governing Law. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the principles thereof relating to conflict of laws.

22. Execution in Counterparts. This First Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

23. Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

(Signature Page Follows)

(Signature Page to First Amendment to Loan and Security Agreement)

REWARDS NETWORK INC.

By:	/s/ Christopher J. Locke
Christopher J. Locke
Senior Vice President and Treasurer

REWARDS NETWORK ESTABLISHMENT SERVICES, INC.

By:	/s/ Christopher J. Locke
Christopher J. Locke
Senior Vice President and Treasurer

REWARDS NETWORK INTERNATIONAL, INC.

By:	/s/ Christopher J. Locke
Christopher J. Locke
Senior Vice President and Treasurer

RTR FUNDING LLC

By:	/s/ Christopher J. Locke
Christopher J. Locke
Senior Vice President and Treasurer

(Signature Page to First Amendment to Loan and Security Agreement)

RESTAURANT CASH LLC

By:	/s/ Christopher J. Locke
Christopher J. Locke
Senior Vice President and Treasurer

RESTAURANT CASH CALIFORNIA LLC

By:	/s/ Christopher J. Locke
Christopher J. Locke
Senior Vice President and Treasurer

REWARDS NETWORK SERVICES LLC

By:	/s/ Christopher J. Locke
Christopher J. Locke
Senior Vice President and Treasurer

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc., as Agent and as a Lender

By:	/s/ Beverly J. Gray
Name:	Beverly J. Gray
Title:	Senior Vice President

Exhibit 8.1.3 – Page 1

EXHIBIT 8.3

FINANCIAL COVENANTS

DEFINITIONS

Adjusted EBITDA – with respect to any period, the sum of EBITDA for such period plus to the extent charged against Consolidated Net Income (Loss), the extent not already accounted for (added back) in the determination of EBITDA, the sum of (i) non-cash gains and losses (to the extent reasonably acceptable to Agent in Agent’s Judgment); plus (ii) fees and expenses incurred in connection with the initial negotiations and finalization of the Loan Documents; plus (iii) up to $500,000 of fees and expenses incurred in connection with the repurchase or repayment of Convertible Debentures; plus (iv) restructuring and non-recurring expenses mutually agreed to by Agent and Borrower Representative for an amount not to exceed $1,000,000 in any twelve month period; plus (v) non-cash stock compensation expenses; plus (vi) expenses incurred in connection with the First Amendment in an aggregate amount not to exceed $500,000; plus (vii) expenses incurred with the legal settlement of the California cause of action referred to in Borrower Representative’s filings as “Bistro Executive” or “California Class Action” litigation in an aggregate amount not to exceed $1,000,000; plus (viii) costs and expenses incurred in connection with a Permitted Acquisition in an aggregate amount not to exceed $200,000 with respect to any such Permitted Acquisition.

Consolidated Net Income (Loss) – with respect to any fiscal period, the net income (or loss) of Borrower Representative and its Subsidiaries determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include: (a) the income (or loss) of any Person (other than a subsidiary of a Borrower) in which Borrowers or any of their wholly-owned subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Borrower or is merged into or consolidated with such Borrower; (c) all amounts included in determining net income (or loss) in respect of the write-up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written-up portion of the assets; (d) extraordinary gains as defined under GAAP; and (e) gains from asset dispositions (other than sales of inventory).

Debt to Cash Flow Ratio – at any date, the ratio of (i) aggregate Indebtedness for Money Borrowed as of such date to (ii) Adjusted EBITDA for the most recently ended twelve (12) calendar month period, all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

EBITDA – with respect to any period, the sum of Consolidated Net Income (Loss) before Interest Expense, income taxes, depreciation and amortization for such period (but excluding any extraordinary gains for such period), all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Fixed Charge Coverage Ratio – with respect to any period, the ratio of (i) Adjusted EBITDA for such period minus the sum of (a) any provision for (plus any benefit from) income taxes including in the determination of net earnings (or loss) for such period plus

Exhibit 8.3 – Page 1

(b) non-financed Capital Expenditures during such period, to (ii) Fixed Charges for such period, all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Fixed Charges – with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect to Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations), but excluding scheduled principal payments required pursuant to the Convertible Debentures plus (ii) Interest Expense for such period plus (iii) Distributions made in accordance with this Agreement, all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Funding Ratio – as of any date, a ratio equal to the Retail Amount of Dining Credits to the Book Value of such Dining Credits.

Interest Expense – with respect to any period, cash interest expense paid for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit and LC Guaranty fees paid in cash during such period, net of interest income, all as determined for Borrower Representative and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

COVENANTS

1. Debt to Cash Flow Ratio. Borrowers shall not permit the Debt to Cash Flow Ratio for any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
Twelve Month Period Ended September 30, 2008 and the last day of each December, March, June and September thereafter	2.50 to 1.0

2. Gross Availability. Borrowers shall not permit Gross Availability at any time to be less than the amount set forth below opposite the Revolving Credit Maximum Amount then in effect:

Revolving Credit Maximum Amount	Gross Availability
$25,000,000	$7,500,000
$30,000,000	$8,333,333
$35,000,000	$9,166,667
$40,000,000	$10,000,000

Exhibit 8.3 – Page 2

3. Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio for any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
Twelve Month Period Ended September 30, 2008 and the last day of each December, March, June and September thereafter	1.10 to 1.0

4. Funding Ratio. Borrowers shall not permit the Funding Ratio at any time to be less than 1.60 to 1.

5. Write-Offs. Borrowers shall not permit the aggregate amount of the Net Amount of Dining Credits written off in accordance with GAAP and Borrowers’ historical practice within the most recently ended twelve (12) calendar month period to exceed fifteen percent (15%) of the average Book Value of Dining Credits for such twelve (12) month period.

6. Purchased Dining Credits. Borrowers will not permit the amount equal to (x) the Book Value of Dining Credits as of the last day of the most recently ended calendar month divided by (y) the number of Dining Credit Account Debtors as of such day to exceed $50,000.

7. Collection Period. Borrowers will not permit the amount equal to the Net Amount of Dining Credits (Net Dining Credit Portfolio as set forth in Borrowers’ balance sheet) as of the last day of the most recently ended calendar month divided by the average monthly amortization expense for Dining Credits (cost of goods sold for Dining Credits) for the most recently ended three (3) month period to exceed twelve (12).

Exhibit 8.3 – Page 3